Exhibit(g)(8)

SCHEDULE A

to

Amended and Restated Custody Agreement, dated as of December 16, 2020

PORTFOLIO LIST

Dated: December 14, 2022

Global Equity Portfolio

Global Equity Research Portfolio

International Equity Portfolio

International Equity Research Portfolio

International Small Companies Portfolio

Institutional Emerging Markets Portfolio

Emerging Markets Portfolio

Emerging Markets Research Portfolio

Frontier Emerging Markets Portfolio

Chinese Equity Portfolio

Emerging Markets ex China Portfolio

International Developed Markets Equity Portfolio

International Carbon Transition Equity Portfolio

HARDING, LOEVNER FUNDS, INC.		THE NORTHERN TRUST COMPANY

By:	/s/ Ryan Bowles	By:	/s/ Kelly Reed-Clare
Name: Ryan Bowles		Name: Kelly Reed-Clare
Title: President		Title: Vice President